SCHEDULE 14A

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act Of 1934

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☒	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Parkvale Financial Corporation

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Item 22(a)(2)of Schedule 14A.

☐  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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4220 WILLIAM PENN HIGHWAY, MONROEVILLE, PA 15146

September 17, 2007

Dear Shareholder:

You are cordially invited to attend the annual meeting of shareholders of Parkvale Financial Corporation. The meeting will be held at the Pittsburgh Athletic Association, 4215 Fifth Avenue, Pittsburgh, Pennsylvania, on Thursday, October 25, 2007 at 10:00 a.m., Eastern Daylight Time.

At the annual meeting, you will be asked to elect two (2) directors for a three-year term, amend the Articles of Incorporation to permit the issuance of shares in “book entry” form and ratify the appointment of Parente Randolph, LLC as our independent registered public accounting firm for the year ended June 30, 2008. Each of these matters is more fully described in the accompanying materials.

It is very important that you be represented at the annual meeting regardless of the number of shares you own or whether you are able to attend the meeting in person. You may vote your shares by marking, signing, and dating your proxy card today and returning it in the envelope provided, even if you plan to attend the annual meeting. This will not prevent you from voting in person at the annual meeting, but will ensure that your vote is counted if you are unable to attend.

Your continued support of Parkvale Financial Corporation is sincerely appreciated.

Very truly yours,

Robert J. McCarthy, Jr.
President and
Chief Executive Officer

Parkvale Financial Corporation
4220 William Penn Highway
Monroeville, Pennsylvania 15146
(412) 373-7200

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

DATE AND TIME:	Thursday, October 25, 2007 at 10:00 a.m., Eastern Daylight Time

PLACE:	Pittsburgh Athletic Association located at 4215 Fifth Avenue, Pittsburgh, Pennsylvania

ITEMS OF BUSINESS	Our annual meeting of shareholders will be held for the following purposes, all of which are more completely set forth in the accompanying Proxy Statement:

(1) To elect two (2) directors for a three-year term, and until their successors are elected and qualified;

(2) To amend the Articles of Incorporation to permit the issuance of shares in “book entry” form;

(3) To ratify the appointment of Parente Randolph, LLC as our independent registered public accounting firm for the fiscal year ending June 30, 2008; and

(4) To transact such other business as may properly come before the meeting or at any adjournment thereof. We are not aware of any other such business.

RECORD DATE:	Holders of Parkvale Financial Corporation common stock as of the close of business on August 27, 2007, the voting record date, are entitled to notice of and to vote at the annual meeting and at any adjournment of the annual meeting.

ANNUAL REPORT:	Our 2007 Annual Report to Shareholders is enclosed but is not a part of the proxy solicitation materials.

PROXY VOTING:	You are cordially invited to attend the annual meeting. It is important that your shares be represented regardless of the number you own. Even if you plan to be present you are urged to complete, sign, date and return the enclosed proxy promptly in the postage-paid envelope provided. If you attend the meeting, you may vote either in person or by proxy. Any proxy given may be revoked by you in writing or in person at any time prior to the exercise of the proxy.

BY ORDER OF THE BOARD OF DIRECTORS

Deborah M. Cardillo Corporate Secretary

Monroeville, Pennsylvania
September 17, 2007

PROXY STATEMENT
OF
PARKVALE FINANCIAL CORPORATION

ABOUT THE ANNUAL MEETING OF SHAREHOLDERS

This Proxy Statement is furnished to holders of common stock of Parkvale Financial Corporation (“the Corporation” or “PFC”), the parent holding company of Parkvale Savings Bank (“the Bank” or Parkvale Bank”). We are soliciting proxies on behalf of our Board of Directors to be used at the Annual Meeting of Shareholders to be held at the Pittsburgh Athletic Association located at 4215 Fifth Avenue, Pittsburgh, Pennsylvania, on Thursday, October 25, 2007 at 10:00 a.m., Eastern Daylight Time, and at any adjournment thereof, for the purposes set forth in the attached Notice of Annual Meeting of Shareholders. This Proxy Statement is first being mailed to shareholders on or about September 17, 2007.

What is the purpose of the Annual Meeting?

At our annual meeting, shareholders will act upon the matters outlined in the notice of meeting on the cover page of this proxy statement, including the election of directors, an amendment to our Articles of Incorporation and ratification of the appointment of our independent registered public accounting firm. In addition, management will report on the performance of Parkvale Financial Corporation and respond to questions from shareholders.

Who is entitled to vote?

Only our shareholders of record as of the close of business on the record date for the meeting, August 27, 2007, are entitled to vote at the meeting. On the record date, we had 5,571,782 shares of common stock issued and outstanding and no other class of equity securities outstanding. For each issued and outstanding share of common stock you own on the record date, you will be entitled to one vote on each matter to be voted on at the meeting, in person or by proxy. Cumulative voting is not permitted for the election of directors.

How do I submit my proxy?

After you have carefully read this proxy statement, indicate on your proxy form how you want your shares to be voted. Then sign, date, and mail your proxy form in the enclosed prepaid return envelope as soon as possible. This will enable your shares to be represented and voted at the annual meeting.

If my shares are held in “street” name by my broker, could my broker automatically vote my shares for me?

Yes. Your broker may vote in his or her discretion on the election of directors, the amendment to our Articles of Incorporation and the ratification of the appointment of the independent registered public accounting firm if you do not furnish instructions.

Can I attend the meeting and vote my shares in person?

Yes. All shareholders are invited to attend the annual meeting. Shareholders of record can vote in person at the annual meeting. If your shares are held in street name, then you are not the shareholder of record and you must ask your broker or other nominee how you can vote at the annual meeting.

Can I change my vote after I return my proxy card?

Yes. If you have not voted through your broker or other nominee, there are three ways you can change your vote or revoke your proxy after you have sent in your proxy form.

•	First, you may send a written notice to our Corporate Secretary, Mrs. Deborah M. Cardillo, Parkvale Financial Corporation, 4220 William Penn Highway, Monroeville, Pennsylvania 15146, stating that you would like to revoke your proxy.

•	Second, you may complete and submit a new proxy form. Any earlier proxies will be revoked automatically.

•	Third, you may attend the annual meeting and vote in person. Any earlier proxies will be revoked. However, attending the annual meeting without voting in person will not revoke your proxy.

If your shares are held in “street” name and you have instructed a broker or other nominee to vote your shares, you must follow directions you receive from your broker or other nominee to change your vote.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date will constitute a quorum. Proxies received but marked as abstentions and any broker non-votes will be included in the calculation of the number of votes considered to be present at the meeting. Because all of the proposals being submitted to shareholders are considered routine matters upon which brokers or other nominees may vote your shares even if they do not receive voting instructions from you, we do not anticipate any broker non-votes at the meeting.

What are the Board of Directors’ recommendations?

The recommendations of the Board of Directors are set forth under the description of each proposal in this proxy statement. In summary, the Board of Directors recommends that you vote FOR the nominees for director described herein, FOR the amendment of the Articles of Incorporation to permit the issuance of shares in “book entry” form, and FOR ratification of the appointment of Parente Randolph, LLC for the fiscal year ending June 30, 2008.

If you provide specific voting instructions, your shares will be voted as instructed. If you hold shares in your name and sign and return a proxy card without giving specific voting instructions, your shares will be voted in the manner recommended by the Board of Directors and, upon the transaction of such other business as may properly come before the meeting, in accordance with the best judgment of the persons appointed as proxies. Proxies solicited hereby may be exercised only at the annual meeting and any adjournment of the annual meeting and will not be used for any other meeting.

What vote is required to approve each item?

The election of directors will be determined by a plurality of the votes cast at the annual meeting. The two nominees for director receiving the most “for” votes will be elected. The proposed amendment to our Articles of Incorporation requires the affirmative vote by the holders of at least a majority of the shares of common stock issued and outstanding. The ratification of the appointment of our independent registered public accounting firm and any other proposal will require the affirmative vote of a majority of the votes cast on the proposal. Under the Pennsylvania Business Corporation Law, abstentions or broker non-votes are not counted as votes cast and accordingly, will have no effect on the vote to ratify the appointment of our independent registered public accounting firm. However, abstentions and any broker non-votes will have the same effect as a vote against the amendment to our Articles of Incorporation.

BENEFICIAL OWNERSHIP OF COMMON STOCK
BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth as of August 27, 2007, the voting record date, certain information as to the common stock beneficially owned by (a) each person or entity, including any “group” as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, who or which was known to us to be the beneficial owner of more than 5% of the issued and outstanding common stock, (b) each director and each executive officer of and Parkvale Bank PFC named in the Summary Compensation Table, and (d) all directors and executive officers of PFC and Parkvale Bank as a group.

	Amount and Nature of Beneficial
Name of Beneficial Owner or	Ownership as of		Percent of
Number of Persons in Group	August 27, 2007(1)		Common Stock

Parkvale Financial Corporation	581,172	(2)(4)	10.43%
Employee Stock Ownership Plan 4220 William Penn Highway Monroeville, PA 15146
Tontine Partners	283,302	(3)	5.08%
55 Railroad Avenue 3rd Floor Greenwich, CT 06830-6378

	Amount and Nature		Number of Shares	Total	Percent of
Name of Beneficial Owner or	of Beneficial Ownership		Underlying	Beneficial	Common
Number of Persons in Group	as of August 27, 2007(1)		Stock Options	Ownership	Stock(11)

Directors:
Fred P. Burger Jr.	144,500	(5)	29,086	173,586	3.10%
Andrea F. Fitting, Ph.D.	2,816	(6)	25,500	28,316	*
Robert J. McCarthy Jr.	427,202	(4)(7)	58,000	485,202	8.62%
Patrick J. Minnock	17,787	(8)	25,500	43,287	*
Robert D. Pfischner	85,264	(9)	34,313	119,577	2.13%
Harry D. Reagan	1,200		8,000	9,200	*
Stephen M. Gagliardi	1,000		2,000	3,000	*
Other Named Executive Officers:
Timothy G. Rubritz	110,190	(4)(10)	16,000	126,190	2.26%
Gail B. Anwyll	18,959	(4)	11,000	29,959	*
Thomas R. Ondek	35,051	(4)(11)	11,000	46,051	*
Gilbert A. Riazzi	6,340	(4)	3,750	10,090	*
All directors and executive officers of Parkvale Financial Corporation and Parkvale Bank as a group(12)	850,308	(4)	224,149	1,074,457	18.54%

*	Represents less than 1% of our outstanding common stock.

(1)	Based upon filings made pursuant to the Securities Exchange Act of 1934 and information furnished by the respective individuals. Under regulations promulgated pursuant to the Securities Exchange Act of 1934, shares of common stock are deemed to be beneficially owned by a person if he or she directly or indirectly has or shares (i) voting power, which includes the power to vote or to direct the voting of the shares, or (ii) investment power, which includes the power to dispose or to direct the disposition of the shares. Unless otherwise indicated, the named beneficial owner has sole voting and dispositive power with respect to the shares.

(2)	The Employee Stock Ownership Plan (“ESOP”) has allocated all but 13,916 shares to plan participants. The plan participants are entitled to direct the ESOP Trustees with respect to the shares allocated to their accounts.

(3)	Tontine Partners is a hedge fund company with Jeffrey Gendell listed as a managing member with beneficial ownership of 283,302 shares according to a Form 13-F filing during August 2007.

(4)	Includes 146,906 shares allocated to executive officers pursuant to the Employee Stock Ownership Plan, consisting of 65,536 shares for Mr. McCarthy, 43,068 shares for Mr. Rubritz, 12,501 shares for Ms. Anwyll, 19,462 shares for Mr. Ondek and 6,340 shares for Mr. Riazzi.

(5)	Includes 41,500 shares held under Mr. Burger’s deferred compensation agreement with the Bank.

(6)	Includes 1,140 shares held by Dr. Fitting’s spouse and 682 shares held by Dr. Fitting as custodian for her children.

(7)	Includes 183,235 shares held jointly by Mr. McCarthy and his spouse, 15,254 shares held by Mr. McCarthy as trustee for his children and 94,094 shares held under deferred compensation agreements with the Bank, 43,393 shares held in the Executive Deferred Compensation Plan (“EDCP”) and 25,690 shares held in the Supplemental Executive Benefit Plan (“SEBP”).

(8)	Includes 3,281 shares held by Mr. Minnock’s spouse and 9,900 shares held by the Minnock Family Limited Partnership.

(9)	Includes 26,816 shares held jointly by Mr. Pfischner and his spouse and 1,525 shares held solely by his spouse.

(10)	Includes 47,953 shares held jointly by Mr. Rubritz and his spouse, 6,006 shares held by Mr. Rubritz as custodian for his children, 4,800 shares held under the EDCP and 613 shares held under the SEBP.

(11)	Includes 75 shares held under the SEBP.

(12)	Percentage of ownership is determined by assuming that options held by such person (but not those held by any other person) and that are exercisable within 60 days of August 27, 2007, the voting record date, have been exercised.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the officers and directors and persons who own more than 10% of the Corporation’s common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission. We know of no person who owns 10% or more of the Corporation’s common stock. Based solely on our review of the copies of such forms furnished to us, or written representations from our officers and directors, we believe that during, and with respect to, the fiscal year ended June 30, 2007, our officers and directors complied in all respects with the reporting requirements promulgated under Section 16(a) of the Securities Exchange Act of 1934.

INFORMATION WITH RESPECT TO NOMINEES FOR DIRECTOR,
CONTINUING DIRECTORS AND EXECUTIVE OFFICERS

Election of Directors (Proposal One)

Our Articles of Incorporation provide that the Board of Directors shall be divided into three classes as nearly equal in number as possible. The directors are elected by our shareholders for staggered terms and until their successors are elected and qualified.

At the annual meeting, you will be asked to elect one class of directors, consisting of two directors, for a three-year term expiring in 2010 and until their successors are elected and qualified. Our Nominating and Corporate Governance Committee has recommended the re-election of Messrs. McCarthy and Minnock as directors. No nominee for director is related to any other director or executive officer by blood, marriage or adoption. Each nominee currently serves as a director of Parkvale Financial Corporation and Parkvale Bank.

Unless otherwise directed, each proxy executed and returned by a shareholder will be voted for the election of the nominees for director listed below. If any person named as a nominee should be unable or unwilling to stand for election at the time of the annual meeting, the proxies will nominate and vote for any replacement nominee or nominees recommended by our Board of Directors. At this time, the Board of Directors knows of no reason why any of the nominees listed below may not be able to serve as a director if elected.

The following tables present information concerning the nominees for director and each director whose term continues. Ages are reflected as of August 27, 2007. Where applicable, service as a director includes service as a director of Parkvale Bank.

Nominees for Director for a Three-Year Term Expiring in 2010

		Principal Occupation	Director
Name	Age	During the Past Five Years/Public Directorships	Since

Robert J. McCarthy, Jr.	64	Vice Chairman of the Board since October 2002; Director, President and Chief Executive Officer of the Bank since December 1984 and of the Corporation since the organization in August 1987; previously President and Chief Executive Officer of Metropolitan Federal Savings Bank, Bethesda, Maryland	1985
Patrick J. Minnock	50	Director; President of Minnock Construction Company, a leading builder and land developer in the western Pennsylvania area since 1988; licensed real estate broker since 1987; Life Director and former President of the Builders Association of Metropolitan Pittsburgh	1998

The Board of Directors recommends that you vote FOR election of the nominees for director.

Members of the Board of Directors Continuing in Office

Directors Whose Term Expires in 2008

		Principal Occupation	Director
Name	Age	During the Past Five Years/Public Directorships	Since

Fred P. Burger, Jr.	80	Director; Retired, former President of Burger Agency, Inc., a real estate brokerage firm and insurance agency from 1948 to 2006	1981
Harry D. Reagan	74	Director; Chief Executive Officer of Masontown Division of Parkvale 2003 Bank from February 1, 2002 until retirement on December 31, 2002; formerly Chairman of the Board of The Second National Bank of Masontown (SNB) prior to the merger of SNB into Parkvale Bank on January 31, 2002; Chief Executive Officer of SNB from 1988 to 2002	2003

Directors Whose Term Expires in 2009

		Principal Occupation	Director
Name	Age	During the Past Five Years/Public Directorships	Since

Andrea F. Fitting, Ph.D.	53	Director; President and Chief Executive Officer of Fitting Group, Inc., formerly known as Fitting Creative, Inc., since 1995 and President of Fitting Communications, Inc. from 1986 to 1995, marketing communications firms; former Commissioner of the Pennsylvania Historical and Museum Commission	1998
Robert D. Pfischner	85	Chairman of the Board; Retired, former President of E.T. Lippert Saw Co., a manufacturer of saw blades for the industry and the fabricator of armor plate from 1973 to 2003	1968
Stephen M. Gagliardi	59	Director; Retired; Formerly President, Chief Executive Officer and 2006 Chairman of the Board of Advance Financial Bancorp from 1985 until merger into Parkvale Bank on December 31, 2004	2006

Executive Officers Who Are Not Directors

Set forth below is information with respect to the principal occupations during the last five years for the four executive officers of Parkvale Financial Corporation and Parkvale Bank who do not also serve as directors. Ages are reflected as of August 27, 2007.

		Principal Occupation
Name	Age	During the Past Five Years

Timothy G. Rubritz	53	Vice-President-Treasurer of the Corporation since its organization in August 1987; Senior Vice President, Treasurer and Chief Financial Officer of the Bank since December 1989; joined the Bank in June 1985 as Audit Director; with Coopers & Lybrand from 1976 to 1985, serving as a general practice manager from 1982 to 1985.
Gail B. Anwyll	55	Senior Vice President of the Bank since June 2000; Director of Human Resources and Marketing; Assistant Corporate Secretary of the Bank since 1990 and the Corporation since December 2004; previously with Lyman Savings & Loan from 1976 until merging with Parkvale in August 1989.
Thomas R. Ondek	48	Senior Vice President of the Bank since December 2001; Manager of Deposit Operations; Vice President from 1989 to 2001; Assistant Vice President from 1986 to 1989; branch manager from April to December 1985; joined the Bank in May 1984.
Gilbert A. Riazzi	43	Senior Vice President of the Bank since December 2003 and Chief Information Officer since July 2002; previously held position as Audit-Compliance Director; joined the Bank as Internal Auditor in May 1992; with Landmark Savings from 1989 to 1992 as Audit Supervisor.

Other Officers

Set forth below is information with respect to the principal occupations during the last five years for other officers of Parkvale Financial Corporation and Parkvale Bank who play an essential role in the successful operations of the Corporation. Ages are reflected as of August 27, 2007.

		Principal Occupation
Name	Age	During the Past Five Years

Joseph C. DeFazio	46	Assistant Treasurer of the Corporation since April 2003; Vice President of the Bank since December 2000 and Assistant Treasurer since December 1995; Assistant Controller from December 1986 to December 1995; joined the Bank in October 1984 as Accounting Supervisor.
Patricia A. Lowe	56	Vice President, Branch Operations and Security Officer of the Bank since December 2005; previously held positions in Branch Operations, Assistant Savings Manager, Electronic Banking Manager, Training Director and Branch Manager; joined the Bank in April 1989.
Jason W. Ross	33	Vice-President-Audit Compliance Director of the Bank since December 2003; Audit Compliance Director of the Corporation since July 2002; joined the Bank in April 2002; with Arthur Andersen as Manager in Assurance and Business Advisory from 1996 to April 2002.
Christopher M. Trombetta	37	Vice-President of the Bank since January 2007; Manager — Commercial Services since January 2006; Senior Assistant Vice President since December 2005; joined Parkvale in July 2002 as Commercial Loan Officer; with PSP Financial Services, a brokerage firm from 2001 to 2002.
Thomas A. Webb	57	Vice-President-Manager of Consumer, Mortgage Lending and Asset Management of the Bank since September 2003; joined the Bank in June 2003; with Laurel Savings and Loan Association from 1998 to 2003 serving as Vice President and Chief Lending Officer.

Committees and Meetings of the Board of Directors

During the fiscal year ended June 30, 2007, the Board of Directors of Parkvale Financial Corporation met ten times and the Board of Directors of Parkvale Bank met thirteen times. The individuals who serve as directors of the Corporation also serve as directors of the Bank. No director of the Corporation or the Bank attended fewer than 75% of the aggregate of the total number of Board meetings held during the period for which he/she has served. A majority of our directors are independent directors as defined in the NASDAQ listing standards. The Board of Directors has determined that Messrs. Burger, Minnock, and Pfischner, and Dr. Fitting are independent directors. The independent members of the Board of Directors met two times in fiscal year 2007, and it is Parkvale’s ongoing policy that independent directors will meet at least two times during a fiscal year. Parkvale Financial Corporation has not paid separate compensation to its directors.

Membership on Certain Board Committees.  The Board of Directors of Parkvale Financial Corporation and Parkvale Bank have established an Audit-Finance Committee, Executive Committee, Compensation Committee, Nominating and Corporate Governance Committee and Site-Building Committee. In addition, the Corporation has established two other committees, the Employee Stock Option Committee and the Stock Option Plan Committee. While not all directors are independent as defined under the current NASDAQ listing standards and as such are not able to be voting members of some committees, all directors are welcome to attend any meeting they would like with the exception of the meeting of the independent directors as mentioned above. The following table sets forth the membership of such committees as of the date of this proxy statement.

Nominating
and Corporate
Directors	Audit-Finance	Executive	Compensation	Governance	Site-Building

Fred J. Burger, Jr.	**	*	*	**	*
Andrea F. Fitting, Ph.D.	*	*	*	*	*
Stephen M. Gagliardi		*			*
Robert J. McCarthy, Jr.		*			*
Patrick J. Minnock	*	*	*	*	**
Robert D. Pfischner		**	**	*	*
Harry D. Reagan		*			*

*	Member

**	Chair

Audit-Finance Committee.  The Audit-Finance Committee reviews with management and the independent registered public accounting firm, the systems of internal control, reviews the annual financial statements, including the Annual Report on Form 10-K and monitors Parkvale Financial Corporation’s adherence in accounting and financial reporting to generally accepted accounting principles. In addition, the Audit-Finance Committee reviews and makes recommendations to the Board of Directors concerning compensation of executive officers, including the President and Chief Executive Officer. The Audit-Finance Committee is comprised of three directors, all of whom are independent directors as defined in the NASDAQ’s listing standards and the rules and regulations of the Securities and Exchange Commission. While all of the members of the Audit-Finance committee are financially literate under the current NASDAQ listing standards, Mr. Minnock has been designated as our Audit Committee Financial Expert as such term is defined in the rules and regulations of the Securities and Exchange Commission. The Audit-Finance Committee of Parkvale Financial Corporation met three times in fiscal year 2007. The Audit-Finance Committee of Parkvale Financial Corporation has adopted a charter, which is reviewed annually. It was amended in the 2007 fiscal year. The amended version of the Audit-Finance Committee’s charter is available on our website www.parkvale.com under “Financial Information” which is linked to “Governance Documents”.

Executive Committee.  The Executive Committee is empowered to act in place of the full Board, with certain exceptions, between meetings of the full Board and acts as the primary contact between the Board and senior management. The Executive Committee’s functions include, but are not limited to policy, interest rate risk, loan approvals, investment portfolio and peer data review, and strategic planning and initiatives. The Executive Committee serves as a pre-review forum for major projects, contracts and decisions prior to presentation to the Board. The Executive Committee held one teleconference meeting in fiscal year 2007.

Compensation Committee.  At its Board meeting held on August 16, 2007, the Board of Directors formed a Compensation Committee and adopted a charter as such. The charter of the Compensation Committee is available on our website at www.parkvale.com under “Financial Information” which is linked to “Governance Documents”. The responsibilities of the Compensation Committee were previously assigned to the Audit-Finance Committee. The Compensation Committee is comprised of four directors, all of whom are considered independent under NASDAQ’s listing standards.

Nominating and Corporate Governance Committee.  At its Board meeting held on August 16, 2007, the Board of Directors expanded the Nominating Committee charter to include Corporate Governance of the Corporation and the Bank. It is the responsibility of the Nominating and Corporate Governance Committee to recommend nominees to the Board and consider candidates for election or re-election. The Committee shall also review Corporate Governance principles for the overall governance of the Corporation and its subsidiaries. The committee’s charter is available on our website at www.parkvale.com under “Financial Information” which is linked to “Governance Documents”.

Site-Building Committee.  The Site-Building Committee inspects, evaluates and recommends to the Board of Directors proposed sites for branch offices. The Committee met once in fiscal 2007.

Directors’ Attendance at Annual Meetings

Directors are expected to attend the annual meeting absent a valid reason for not doing so. All of our directors attended the 2006 Annual Meeting of Shareholders.

Selection of Nominees for the Board

Nominations for directors of Parkvale Financial Corporation are made by the Nominating and Corporate Governance Committee of the Board of Directors and are ratified by the entire Board. The Nominating and Corporate Governance Committee considers candidates for director suggested by its members and other directors of Parkvale Financial Corporation, as well as management and shareholders. The Nominating and Corporate Governance Committee also may solicit prospective nominees identified by it. Nominees for election as director also may be obtained in connection with our acquisitions. We may retain qualified directors of acquired companies who have a proven record of performance and can assist us in expanding into new markets and areas. A shareholder who desires to recommend a prospective nominee for the Board should notify our Corporate Secretary or any member of the Nominating and Corporate Governance Committee in writing with whatever supporting material the shareholder considers appropriate. The Nominating and Corporate Governance Committee also considers whether to nominate any person nominated pursuant to the provision of Parkvale Financial Corporation’s Bylaws relating to shareholder nominations, which is described under “Shareholder Proposals, Nominations and Communications with the Board of Directors” on page 33. The Nominating and Corporate Governance Committee has the authority to retain a third-party search firm to identify, evaluate, or assist in identifying and evaluating, potential nominees if it so desires, although it has not done so to date.

Director Nominations

The Nominating and Corporate Governance Committee has adopted a written charter which sets forth certain criteria the committee may consider when recommending individuals for nomination, including ensuring that the Board of Directors, as a whole, is diverse and consists of individuals with various and relevant career experience, relevant technical skills, industry knowledge and experience, financial expertise (including expertise that could qualify a director as an “audit committee financial expert,” as that term is defined by the rules of the SEC), local or community ties, minimum individual qualifications, including strength of character, mature judgment, familiarity with our business and industry, independence of thought and an ability to work collegially. The committee also may consider the extent to which the candidate would fill a present need on the Board of Directors.

Code of Conduct and Ethics

Parkvale Financial Corporation maintains a comprehensive Code of Conduct and Ethics, which covers all directors, officers, and employees of the Corporation, the Bank and its subsidiaries. The Code of Conduct and Ethics is available on our website at www.parkvale.com under “Financial Information” which is linked to “Governance Documents”. This code requires that our directors, officers, and employees avoid conflicts of interest; maintain the confidentiality of information relating to Parkvale and its customers; engage in transactions in the common stock only in compliance with applicable laws and regulations and the requirements set forth in the Code of Conduct and Ethics; and comply with other requirements which are intended to ensure that they conduct business in an honest and ethical manner and otherwise act with the integrity and in the best interest of Parkvale. Our Code of Conduct and Ethics specifically imposes standards of conduct on our chief executive officer, chief financial officer, principal accounting officer and other persons with financial reporting responsibilities who are identified in regulations issued by the SEC dealing with corporate codes of conduct. Our directors, officers, and employees are required to affirm in writing that they have reviewed and understand the Code of Conduct and Ethics.

Director Compensation

Our non-employee directors receive an annual retainer of $18,000 and an additional $750 per regularly scheduled monthly meeting attended. Each member received $300 for each scheduled teleconference meeting attended. Committee chairman received $600 and committee members received $500 for each committee meeting attended. Non-members attending a committee meeting received $400. Each committee member is paid $175 per committee teleconference. Non-members for each committee participating in the committee teleconference received $150. Directors currently do not receive additional fees for service as directors of Parkvale Financial Corporation.

The table below summarizes the total compensation paid to our non-employee directors for the fiscal year ended June 30, 2007. Our non-employee directors did not receive any non-equity incentive plan compensation or any above-market or preferential earnings on deferred compensation during the fiscal year ended June 30, 2007. In addition, our non-employee directors do not participate in any defined benefit pension plans.

	Fees Earned or	Stock	Option	All other
Name	Paid in Cash(1)	Awards(2)	Awards(3)	Compensation(4)	Total(5)
Fred P. Burger	$28,585	$0	$13,314	$0	$41,899
Andrea F. Fitting	28,385	0	13,314	0	41,699
Patrick J. Minnock	28,735	0	13,314	0	42,049
Robert D. Pfischner	27,010	0	13,314	21,600	61,924
Harry D. Reagan	28,135	0	13,314	0	41,449
Stephen M. Gagliardi	28,635	0	13,314	18,000	59,949

(1)	Includes aggregate dollar amount of all fees earned or paid in cash, including annual retainer fees, committee and chairmanship fees, and meeting fees.

(i) In addition to the normal meeting fee for fulfilling his duties as Chairman of the Site-Building Committee, Mr. Minnock may receive an additional fee for inspecting and evaluating a proposed branch site and any major repairs to a branch office or site. Mr. Minnock made two site visits during fiscal year 2007 and received $300 for such services. Mr. Reagan also makes site-visits to proposed branch locations. During fiscal year 2007, Mr. Reagan received $200 for one site visit.

(ii) Dr. Fitting and Messrs. Burger, Minnock and Pfischner served as trustees and administrators of the Corporation’s 401(k) Plan, Employee Stock Ownership Plan and Stock Option Plans for fiscal year 2007. The directors serving as trustees and administrators have not received any additional compensation for such services.

(2)	No stock awards have been granted to date.

(3)	Reflects the amount expensed in accordance with Statement of Financial Accounting Standards No. 123R during fiscal 2007 with respect to grants of stock options. For a discussion of the assumptions used to establish the valuation of stock options, reference is made to Note I of the Notes to Consolidated Financial Statements of Parkvale included in our 2007 annual report to shareholders. Parkvale uses the Black-Scholes option valuation model to establish the values of options.

Under the 2004 Stock Incentive Plan, each person who serves as a non-employee director immediately following the last adjournment of each annual meeting is granted as of such date a compensatory stock option to purchase shares of the Corporation’s Common Stock at a price equal to the fair market value of a share of the Common Stock on that date. On the 2006 annual meeting Date, each non-employee director received an option to purchase 2,000 shares. The fair market value on the October 26, 2006 annual meeting date was $31.80 per share.

(4)	All other compensation is listed here, including amounts paid or accrued under severance or change-in-control agreements and all consulting fees payable by the Corporation and the Bank.

(i) On December 16, 1993, the Bank entered into a consulting agreement with Mr. Pfischner to serve as a consultant to the President-Chief Executive Officer, Board of Directors and executive staff of the Bank for a term of one year commencing on January 1, 1994 and continuing from year to year by written agreement. The agreement has been extended by written agreement each calendar year through 2007 under the same terms and conditions for a term of one year. The agreement provides for a minimum base annual fee of $21,600 payable monthly, which may be increased in the future. Either party may terminate the agreement by providing the other party with at least thirty days written notice before the expiration date of the agreement. Mr. Pfischner received $21,600 for services rendered during fiscal year 2007 in addition to regular Board fees.

(ii) Pursuant to a change in control agreement dated September 1, 2004, Mr. Gagliardi received monthly payments of $3,000 from January 2005 (due to the merger of Advance Financial Bancorp into Parkvale) to December 2006. For fiscal year 2007, Mr. Gagliardi received six monthly payments totaling $18,000.

(iii) Upon his retirement as the Chief Executive Officer of the Masontown Division, Mr. Reagan entered into an employment agreement that commenced on January 1, 2003 and ended in March 2005. The agreement provided for a minimum base annual fee of $107,999 payable monthly. Mr. Reagan received no payments in fiscal years 2006 and 2007.

(5)	Directors may make an irrevocable election prior to the beginning of each calendar year to defer all or a portion of the annual retainer and meeting fees into a cash account and/or Parkvale Financial Corporation (“PFC”) stock account. The cash account earns interest each year at a rate equal to the rate paid on the Bank’s highest rated certificate of deposit on the first business day of each calendar year. The stock account is credited with the dividends paid on PFC stock during the year. Prior to the beginning of the year, each participant may elect to purchase PFC stock with the cash in either account. A third deemed investment option earns the performance rate of any of the selected mutual funds offered by Prudential Financial to participants of the Bank’s 401(k) Plan. At the end of each quarter, the account is credited with gains (or debited for losses) in accordance with the mutual fund experience reports provided by Prudential Financial. Participants may receive payments from their accounts on the attainment of an age after 65 or at termination of Board service in cash, in either a lump sum or annual installments, or receive the Common Stock.

AUDIT-FINANCE COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Parkvale Financial Corporation’s business consists primarily of the business of the Bank and its subsidiaries. The financial results of Parkvale Financial Corporation are a direct function of the Bank’s achievement of its goals as set forth in its strategic plan. Executives are compensated for their contribution to the achievement of these goals, which benefits the stockholders, customers, employees and communities in which the Bank operates.

The joint Audit-Finance Committee of the Bank and Parkvale Financial Corporation administers executive compensation, with all compensation currently paid by the Bank. The members of the committee — Messrs. Fred P. Burger (chairman), Patrick J. Minnock, and Dr. Andrea F. Fitting — meet all of the independence requirements under applicable laws and regulations, including the listing requirements of the NASDAQ Stock Market. The committee reviews all issues pertaining to executive compensation and submits its recommendations to the Board of Directors for approval. Mr. Robert J. McCarthy, Jr., in his capacity as a member of the Board of Directors of Parkvale Financial Corporation and the Bank, abstains from any Board of Directors’ vote concerning his compensation or benefits. The Committee’s compensation program for executive officers currently consists of annual payments of salary and bonuses and periodic grants of options to purchase common stock under Parkvale Financial Corporation’s stock option plans. Each element of the program has a different purpose. Salary and bonus payments are mainly designed to reward current and past performance. Stock options awards are designed to help attract and retain superior personnel for positions of substantial responsibility as well as to provide an additional incentive to contribute to the long-term success of Parkvale Financial Corporation.

On August 16, 2007, the Board of Directors formed a separate Compensation Committee by appointing four of its independent members — Messrs. Pfischner, (chairman), Burger, Minnock and Dr. Fitting — to act in this capacity. At the same August 16, 2007 meeting, the Board also approved a Charter for the Compensation Committee and eliminated compensation as a responsibility of the Audit-Finance Committee. The Charter for the Compensation Committee is available at the end of this document and on our website www.parkvale.com under “Financial Information” which is linked to “Governance Documents”.

We have reviewed and discussed with management the disclosures under “Compensation Discussion and Analysis” included in this proxy statement for the 2007 annual meeting of shareholders. Based on the review and discussions referred to above, we recommended to the Board of Directors that the “Compensation Discussion and Analysis” section be included in the Corporation’s proxy statement.

Members of the Audit-Finance Committee

Fred P. Burger, Jr. Chairman
Andrea F. Fitting
Patrick J. Minnock

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Compensation Philosophy and Program

Our compensation philosophy is designed to provide compensation to our executive officers that is competitive in the marketplace in order to attract and retain qualified and experienced officers. Decisions regarding the compensation of our executive officers, including the various components of such compensation, during fiscal year 2007 were initially made by our Audit-Finance Committee, which reviews a number of factors, including performance of the individual executive officers, the performance of Parkvale Financial Corporation and publicly available compensation surveys for comparable companies. The Committee consists solely of non-employee directors who meet all applicable requirements to be independent of management. The compensation we provide to our executive officers primarily consists of the following:

•	annual base salaries;

•	annual cash bonuses;

•	stock options;

•	retirement benefits; and

•	other forms of compensation as approved by the Committee.

Since our mutual to stock conversion and initial public stock offering in 1987, we have implemented various stock option plans in order to more closely align the interests of our directors and executive officers with our stockholders. Our stockholders approved each of these plans. Grants of stock options are made to our executive officers periodically and directors annually both as a reward for past service as well as to provide an incentive for future performance. While Parkvale has not awarded stock options to executives since 2002, equity compensation is expected to become a more significant part of executive compensation due to our goal of linking executive compensation to the achievement of the Corporation’s business strategy and goals.

We also provide all of our employees, including executive officers, with tax-qualified retirement benefits through an employee stock ownership plan (the “ESOP”) and a 401(k) plan. In addition, certain of our executive officers participate in non-qualified benefit plans pursuant to which they receive benefits with respect to their compensation that exceeds the applicable IRS limits on covered compensation for tax qualified plans equal to the benefits they would have received under the tax qualified plans in the absence of such IRS limits.

We also offer various fringe benefits to all of our employees, including our executive officers on a non-discriminatory basis including group policies for medical, dental, life, disability and accidental death insurance. Our President and Chief Executive Officer is permitted to use a company car and Parkvale pays his country club dues. The Committee believes that such additional benefits are appropriate and assist Mr. McCarthy in fulfilling his employment obligations. With the exception of a gas card for Mr. Rubritz, no other perquisites are provided to the other executive officers of the Corporation.

In determining the amount and form of executive compensation to be paid or awarded in fiscal 2007, the Committee considered Parkvale Financial Corporation’s overall performance over a period of years, and its future objectives and challenges, rather than a guideline or formula based on any particular performance measure in a single year. Within this framework, the Committee considered, among other things, the following performance factors in making its compensation decisions in fiscal 2007: return on equity, earnings per share; fair market value of the Common Stock; and the Bank’s achievement of its annual goals related to earnings, asset quality, efficiency ratio and evaluation by regulators as to safety and soundness. The Committee’s decisions concerning the compensation of individual executive officers during fiscal 2007 were made in the context of historical practice and competitive environment, including comparisons with the compensation practices of companies of similar size and function in the financial services industry. The Committee has not addressed the adoption of a policy with respect to the issue of the deductibility of qualifying executive compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (“Code”) because no executive officer exceeds the $1,000,000 threshold.

Compensation Consultant.  Parkvale’s Board of Directors as well as Parkvale’s Audit-Finance Committee prior to August 16, 2007 and Parkvale’s newly formed Compensation Committee after August 16, 2007 have the authority to engage the services of outside advisors, experts and others to assist the Board or the Committee. In accordance with this authority, the Board engaged Clark Consulting, a nationally recognized consulting firm specializing in compensation and employee benefits, to provide an independent review of the named executive officers and director compensation. The objectives of the independent review were to (i) assess the competitiveness of the Corporation’s total compensation program for named executive officers and non-employee directors; and (ii) review performance based on cash and stock based compensation practices among peer banks. The consultant compared base salary, benefits, annual incentive and long term compensation for each named executive officer to a peer group of banking institutions having similar characteristics to the Corporation. The report indicated the Corporation’s total cash compensation benefits and long-term stock based incentives were competitive with market practice.

Role of Executive Officers and Management.  The President and Chief Executive Officer provides recommendations to the Committee on matters of compensation philosophy, plan design and the general guidelines for executive officer compensation. These recommendations are then considered by the Committee. The President and Chief Executive Officer generally attends the Committee meetings but is not present for the executive sessions or for any discussion of his own compensation.

Elements of Executive Compensation

The financial performance of the Corporation on a period-to-period basis is primarily reflected in salary adjustments and cash bonuses. The Committee uses these elements of compensation to provide incentives to executives to achieve continuous, near-term results. Executives’ stock-based compensation, on the other hand, is focused on achievement of long-term success. As is true of most publicly traded entities, the Corporation’s stock performance fluctuates over time, typically more so than does our financial performance. However, over time, the Committee believes that the return to stockholders investing in our stock, including dividend payout, is a good indicator of corporate performance. Stock- based awards are thus a way to link executive compensation to long-term performance.

Base Salary.  The salaries of the executive officers are reviewed on an annual basis, as well as at the time of promotion or other change in responsibilities. Increases in salary are based on an evaluation of the individual’s performance and level of pay, compared to peer group pay levels. For fiscal year 2007, the Committee determined the base salaries of Messrs. McCarthy, Rubritz, Riazzi, Ondek and Mrs. Anwyll and submitted such determination to the full Board of Directors for review. Mr. McCarthy, the only named executive officer who is also a member of the Board, did not participate in discussions regarding his own compensation. In setting base salary, the Committee conducted a review of external competitiveness based on available salary surveys produced by America’s Community Bankers (ACB) and L. R. Webber Associates, Inc. Generally, the peer groups consisted of Pennsylvania financial institutions with total assets of over $1 billion.

In determining base salary for 2007, the Audit-Finance Committee considered the overall financial performance of Parkvale, the individual’s contribution to the attainment of the Corporation’s internal budget expectations, leadership, complexity of position, expense containment, asset quality and Parkvale’s ratings with our banking regulators; however, no particular weight was given to any particular factor. The base salaries for Messrs. McCarthy, Rubritz, Riazzi, Ondek and Mrs. Anwyll were $362,506, $148,206, $107,406, $95,888 and $92,293, respectively, for fiscal 2007 representing increases of 3.6%, 2.5%, 2.3%, 3.2% and 5.5%, respectively, from their fiscal 2006 salaries. The Committee believes that the base salary paid to each member of the senior management team is commensurate with their duties, performance, and range for the industry compared with financial institutions of similar size within our region.

Cash Bonus.  A discretionary cash bonus for the executive officers is determined on an annual basis. The amount of the bonus is based on the Corporation’s overall performance as well as an evaluation of the individual’s performance and level of pay and bonuses compared to the peer group pay and bonuses levels, with the amount determined at the discretion of the Committee. For 2007, bonuses of $275,000, $58,000, $34,000, $34,000 and $34,000 were awarded to Messrs. McCarthy, Rubritz, Riazzi, Ondek and Mrs. Anwyll, respectively. The Committee believes that it is appropriate to adjust the amount of the bonuses paid each year to reflect the Corporation’s overall performance, and the amount of the bonuses paid each year will fluctuate to a greater extent than the base salaries, which generally increase slightly each year.

Long-Term Compensation.  The Committee believes that, from a motivational standpoint, the use of stock based compensation has contributed to the Corporation’s financial performance, eliciting maximum effort and dedication from our executive officers. The long-term incentive compensation portion of the Corporation’s compensation program to date has consisted of grants of stock options under the Corporation’s stock incentive and option plans. These grants are designed to provide incentives for long-term positive performance by the executive and other senior officers to align their financial interests with those of the Corporation’s stockholders by providing the opportunity to participate in any appreciation in the stock price of the Corporation’s common stock which may occur after the date of grant of stock options.

The exercisability of options and the vesting of restricted stock awards depend upon the executive officer continuing to render services to the Corporation. In addition, although not granted to date, the Corporation’s 2004 Stock Incentive Plan provides that awards may be made based upon specific performance goals. All options granted under the Corporation’s stock option plans must have an exercise price at least equal to the market value of the common stock on the date of grant. Options may be exercised only for a limited period of time after the optionee’s departure from the Corporation.

In the past, our long-term incentive compensation has consisted of stock options. We emphasized stock options primarily for two reasons. First, prior to the adoption of Financial Accounting Standards (“FAS”) No. 123R, the granting and vesting of stock options did not result in any financial statement expenses, whereas restricted stock awards had to be expensed over the vesting period. Second, because the exercise price of all of our stock options equaled the fair market value of our common stock on the date of grant, our executive officers and directors only benefit from stock options if the market value of our common stock increases after the date of grant. By comparison, restricted stock awards have some value to the recipients of the awards even if the market value of our stock declines after the date of grant.

With the adoption of FAS No. 123R, all stock options are now required to be expensed over the applicable vesting period. In addition, an increasing number of companies are using restricted stock awards, or a combination of restricted stock awards and stock options. While the Corporation has not issued or granted any restricted stock awards to date, the Committee may consider granting restricted stock awards in the future.

Under the stock incentive plans, the Committee has discretion in determining grants of stock options and restricted stock awards to executive officers, including the timing, the amounts, and types of awards. In the case of individual executives, our award decisions are based in part on corporate performance. There were no stock options or restricted stock awards granted during fiscal year 2007. The absence of any stock option grants in recent years is partially due to the adoption of FAS 123R requiring all new option grants to be expensed over the vesting period and the Corporation’s desire to control operating expenses. It is anticipated that some level of stock options and/or restricted stock awards will be granted to executive officers in the current fiscal year, although no decision has been made yet as to the timing or amount of such grants.

In determining the amount of the compensation to be paid to the executive officers each year, the Committee generally considers the current compensation being paid by comparable companies and the current performance of the Corporation. Any gains from prior grants of stock options or any appreciation or earnings on amounts previously deferred by the executive officers has generally not been taken into account by the Committee.

Additional Components of Executive Compensation.  The Corporation and the Bank have also entered into employment agreements with Mr. McCarthy and change-in-control agreements with Messrs. Rubritz, Ondek, and Mrs. Anwyll. The purpose of the employment and change-in-control agreements is to retain for the benefit of the Corporation and the Bank the talents of highly skilled officers who are integral to the development and implementation of the Corporation’s business. Such agreements, as discussed below, provide for termination benefits in the event of such executives’ termination or in the event of the occurrence of certain events. The severance payments of the agreements are intended to align the executive officers’ and the stockholders’ interests by enabling executive officers to consider corporate transactions that are in the best interest of the stockholders and the other constituents of the Corporation without undue concern over whether the transactions may jeopardize the executive officers’ own employment. The employment and change in control agreements are similar to the agreements for senior executive officers of comparable financial institutions. If a change in control was to occur, the executive officers do not receive change in control payments under their employment or change in control agreements unless their employment is terminated.

Loans to Management.  In the ordinary course of business, the Bank makes loans available to its directors, officers and employees. Such loans are made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans to other borrowers. It is the belief of management that these loans neither involve more than the normal collection risk nor present other unfavorable features. At June 30, 2007, the Bank had 7 loans outstanding to directors and officers of the Bank, or members of their immediate families or related entities. In total, these loans were less than 5% of total shareholders’ equity at June 30, 2007.

Non-qualified Deferred Compensation

The Corporation and the Bank have adopted a Supplemental Executive Benefit Plan for the benefit of certain executive officers who are subject to the limitations imposed by the Code on the maximum amount of compensation which may be taken into consideration under the ESOP and the maximum amount of benefits which may be allocated to an individual participant thereunder. The Bank has also adopted an Executive Deferred Compensation Plan for certain senior officers of the Bank to provide such individuals with the benefits that they cannot receive under the 401(k) Plan due to the limitations imposed by the Code.

Supplemental Executive Benefit Plan.  Effective December 31, 1994, PFC and the Bank adopted the Supplemental Benefit Plan (“SEBP”) for the benefit of certain executive officers who are subject to the limitations imposed by Sections 401(a)(17) and 415 of the Code on the maximum amount of compensation which may be taken into consideration for the purposes of the Parkvale Financial Corporation Employee Stock Ownership Plan (“ESOP”) and the maximum amount of benefits which may be allocated to an individual participant thereunder. In calendar year 1994, the maximum amount of base pay for qualified benefit plan purposes was reduced to $150,000 from $235,840 in 1993. From 1997 through 2001, the base amount gradually increased to $170,000. Effective January 1, 2002, this limit was increased to $200,000 with additional increases to $205,000 for 2003 and 2004, $210,000 for 2005 and $220,000 for 2006. Persons earning more than $220,000 in 2006 were deprived of retirement funds otherwise available to them. The officer affected by the Code limitation in calendar year 2006 was Mr. McCarthy, and 843 treasury shares of PFC Common Stock applicable to the 2006 distribution were allocated to the trust administered by an independent third party for his benefit. The value of those shares, based upon the closing price of $31.75 per share on the last trading day of calendar 2006 (December 29, 2006), is included in the Summary Compensation Table.

Executive Deferred Compensation Plan.  Due to benefit limits imposed by the Code and/or discrimination tests of highly compensated employees, the Bank adopted, effective July 1, 1994, the Parkvale Savings Bank Executive Deferred Compensation Plan (“EDCP”) for certain senior executive officers of the Bank to compensate such individuals who participate in the 401(k) Plan for benefits lost under the Plan. The EDCP is an unfunded, non-qualified plan that provides for the accrual of matching contributions and investment returns that may not be accrued under the 401(k) Plan. Under the 401(k) Plan, participating employees may voluntarily make pre-tax contributions to their accounts up to 10% of covered plan compensation. The Bank matches 50% of the employee’s pre-tax contributions up to a maximum of 6% of the employee’s covered compensation. In addition, the Bank may make a profit sharing contribution equal to a percentage of each eligible employee’s covered compensation during a plan year, subject to the Bank’s profitability and the discretionary approval of the Board of Directors. The historical discretionary contribution has been 2%. Contributions to the 401(k) Plan and EDCP for the named executive officers are included in the Summary Compensation Table.

Stock Ownership Guidelines

The Corporation has not established any formal policies or guidelines addressing expected levels of stock ownership by the directors or named executive officers or for other executive officers; however, this matter remains under consideration. The Corporation notes that each of its named executive officers own common stock in the Corporation with a value as of June 30, 2007 that exceeds the executive’s current annual base salary, and that the five named executive officers owned 597,742 shares or 10.7% of the outstanding common stock at June 30, 2007, not counting unexercised stock options. See “Beneficial Ownership of Common Stock by Certain Beneficial Owners and Management.”

Employment Agreement

The Bank entered into a five-year employment agreement with Mr. McCarthy in April 1987 and the Corporation became a party to the agreement upon consummation of the reorganization of the Bank into the holding company form of organization in January 1989. The initial term of the agreement has been extended automatically for an additional year on each anniversary date of the agreement. Effective January 1, 2000, a new five-year employment agreement was entered into by the parties to reflect the holding company formation, the Bank’s charter conversion to a savings bank and change in regulators, and changes in applicable law and regulatory policies since 1987. The 2000 agreement was amended and restated as of December 15, 2005 in order to comply with Section 409A of the Code and the proposed regulations under such section and to make certain other changes. The agreement provides for a minimum annual salary of $375,000, which may be increased from time to time in such amounts as may be determined by the Boards of Directors of the Corporation and the Bank. In addition, Mr. McCarthy may receive bonus payments as determined by the Boards of Directors. Prior to the first anniversary of the effective date and each annual anniversary thereafter, the Boards of Directors shall consider all relevant factors, including Mr. McCarthy’s performance, and if appropriate approve a one-year extension of the remaining term of the agreement. The term of Mr. McCarthy’s agreement will be extended each year if the Boards of Directors of the Bank and the Corporation (“Parkvale”) approve the extension, unless Mr. McCarthy provides at least 30 days written notice not to extend the agreement beyond its remaining term. The agreement is terminable by Parkvale for cause at any time and currently expires on January 1, 2012.

The agreement with Mr. McCarthy provides for severance payments and other benefits in the event Parkvale terminates his employment for other than cause, disability, retirement or death or Mr. McCarthy resigns for “good reason,” as defined in the agreement. Good reason includes among other things a “change in control” of Parkvale, which is defined to include any of the following: (1) the acquisition of over 50% of the outstanding common stock of the Corporation or the Bank by any person or group, (2) the acquisition within any 12-month period of 30% or more of the outstanding common stock of the Corporation by any person or group, (3) a change in a majority of the board of directors of the Corporation within any 12-month period if the appointment or election of the new directors is not approved by a majority of the board of directors in office prior to such appointment or election, and (4) the acquisition of 40% or more of the total assets of the Corporation or the Bank within any 12-month period by any person or group. In such event, Parkvale will give severance payments to Mr. McCarthy equal to 2.99 times the sum of (a) his then current base salary per year, (b) the highest bonus or other incentive compensation paid to him during the preceding three calendar years, (c) the average contributions by Parkvale to his accounts under the 401(k) Plan, the ESOP, the Executive Deferred Compensation Plan (excluding elective deferrals) and the Supplemental Executive Benefit Plan for the preceding three calendar years, and (d) the average of all other components of his taxable income from Parkvale for the preceding three calendar years, plus the continuation at no cost to the executive of his participation in all life, disability and medical insurance plans and other employee benefit plans, programs and arrangements (including the use of an automobile and club dues but excluding stock benefit plans) for the then remaining term of the employment agreement. Under Mr. McCarthy’s employment agreement, Mr. McCarthy could receive payments and benefits that constitute a parachute payment. Parachute payments generally are payments in excess of three times the base amount, which is defined to mean the recipient’s average annual compensation from the employer includible in the recipient’s gross income during the most recent five taxable years ending before the date on which a change in control of the employer occurred. Recipients of parachute payments are subject to a 20% excise tax on the amount by which such payments exceed the base amount, in addition to regular income taxes, and payments in excess of the base amount are not deductible by the employer as compensation expense for federal income tax purposes. In such event, Parkvale has agreed to pay the 20% excess tax that would otherwise be owed by Mr. McCarthy and such additional amounts as may be necessary to reimburse Mr. McCarthy for the federal, state and local income taxes and excise taxes on such amounts.

The agreement also precludes Mr. McCarthy from owning (excluding the ownership of 1% or less of the stock of a public corporation), managing, operating and controlling, being employed by or participating in or being in any way connected with any other business covered by federal deposit insurance which is located in the Pennsylvania counties of Allegheny, Armstrong, Beaver, Butler, Fayette, Washington and Westmoreland, together with any other counties within Pennsylvania, Ohio or West Virginia in which the Bank has an office. Such restriction shall continue throughout Mr. McCarthy’s employment with Parkvale.

The employment agreement with Mr. McCarthy and the change in control agreements with Mr. Rubritz, Mr. Ondek and Mrs. Anwyll described below, to the extent they increase the cost of any acquisition of control of the Corporation, could be deemed to have an anti-takeover effect. As a result, the agreements may discourage takeover attempts which (1) are deemed by certain stockholders to be in their best interests, (2) might be at prices in excess of the then market value of the Corporation’s Common Stock, and (3) as a result, may tend to perpetuate existing management.

Change In Control Agreements

The Corporation and the Bank (“Parkvale”) entered into a three-year change in control severance agreement with Mr. Rubritz effective January 1, 2000, with Mrs. Anwyll effective February 23, 2005 and with Mr. Ondek effective January 1, 2007. With the exception of Mr. Ondek, the agreements were amended and restated as of December 15, 2005. Commencing on the first annual anniversary of each effective date, the term of the agreement will be extended for an additional year on each annual anniversary of the effective date until such time as the Boards of Directors of Parkvale or the executive gives notice not to extend the term of the agreement. As a consequence, subsequent to the first anniversary of the effective date, the remaining term of the agreement will stay between two and three years unless notice of non-renewal is given not less than thirty (30) days prior to any anniversary date. If either party gives timely notice that the term will not be extended as of any annual anniversary date, then the agreement shall terminate at the conclusion of its remaining term. The agreements currently expire on January 1, 2010.

The agreements provide for severance payments and other benefits in the event employment with Parkvale is terminated subsequent to a change in control of the Corporation by (i) Parkvale for other than cause, disability, retirement or death, (ii) the executive for any reason within the first sixty (60) days following the one-year anniversary of the change in control, or (iii) the executive for good reason, then Parkvale shall (a) pay to the executive a cash severance amount equal to two (2) times annual compensation, and (b) maintain and provide for a period ending at the earlier of (i) the expiration of the remaining term of the agreement as of the date of termination or (ii) the date of full-time employment by another employer, at no cost to him or her, continued participation in all group insurance, life insurance, health and accident insurance, disability insurance and other employee benefit plans, programs and arrangements offered by Parkvale in which the executive was entitled to participate immediately prior to the date of termination (excluding stock benefit plans and cash incentive compensation). If such payments would constitute a “parachute payment” under Section 280G of the Code, then the payments and benefits payable shall be reduced by the minimum amount necessary to avoid constituting a parachute payment.

Parkvale may assign the agreements and its rights and obligations thereunder in whole, but not in part, to any corporation, bank or other entity with or into which either the Corporation or the Bank may merge or consolidate or which either may transfer all or substantially all of its respective assets. The executives may not assign or transfer the agreement or any rights or obligations thereunder.

MANAGEMENT COMPENSATION

Summary Compensation Table

The following table sets forth a summary of certain information concerning the compensation awarded to or paid by the Corporation or its subsidiaries for services rendered in all capacities during the last fiscal year to our principal executive officer and our principal financial officer, as well as our three other highest compensated executive officers. We refer to these individuals throughout this proxy statement as the “named executive officers.”

							Change in
							Pension
							Value and
						Non-	Non-
						Equity	Qualified
						Incentive	Deferred
						Plan	Compen-	All Other
Name &	Fiscal Year			Stock	Option	Compen-	sation	Compen-
Principal Position	Ended June	Salary(1)	Bonus(2)	Awards(3)	Awards(4)	sation(5)	Earnings(6)	sation(7)	Total

Robert J. McCarthy, Jr.,	2007	$362,506	$275,000	$0	$0	$0	$0	$77,090	$714,596
President and Chief Executive Officer
Timothy G. Rubritz,	2007	148,206	58,000	0	0	0	0	27,953	234,159
Vice-President, Treasurer and Chief Financial Officer
Gilbert A. Riazzi,	2007	107,406	34,000	0	0	0	0	17,305	158,711
Senior Vice President
Thomas R. Ondek,	2007	95,888	34,000	0	0	0	0	15,962	145,850
Senior Vice President
Gail B. Anwyll,	2007	92,293	34,000	0	0	0	0	14,307	140,600
Senior Vice President

(1)	In addition to salary, includes amounts deferred and contributed to the Parkvale 401(k) Plan.

(2)	Reflects discretionary bonuses paid for the fiscal year ended June 30, 2007.

(3)	No stock awards have been granted to date.

(4)	The Corporation has not granted any stock options to the named executive officers since 2002. Because all of the outstanding stock options held by the named executive officers were fully vested prior to the beginning of the most recent fiscal year, the Corporation did not recognize any expense under Statement of Financial Accounting Standards No. 123R during fiscal 2007 with respect to the stock options previously granted to the named executive officers.

(5)	None of the named executive officers received any non-equity incentive plan compensation during fiscal 2007, as the Corporation has not adopted such a plan.

(6)	The Corporation does not offer defined benefit pension plans, and none of the named executive officers received during fiscal 2007 any above-market or preferential earnings on deferred compensation.

(7)	All other compensation listed here includes the Bank’s contributions to defined contribution plans, including (a) the Parkvale 401(k) Plan for matching and discretionary contributions, (b) the Corporation’s contribution to the Employee Stock Ownership Plan (ESOP), and (c) the non-tax qualified plans related to the 401(k) Plan and the ESOP, as well as the dollar value of premiums paid on life insurance for the benefit of the above named executive officers. Contributions during fiscal 2007 that exceeded $10,000 by component by named executive officer consisted of the following: (i) the Bank’s contribution to the 401(k) Plan for Mr. McCarthy was $11,375, (ii) the ESOP contributions to Mr. McCarthy, ($17,558), Mr. Rubritz ($16,072), Mr. Riazzi ($10,776) and Mr. Ondek ($10,112), and (iii) contributions to Mr. McCarthy of $26,765 to the SEBP and $19,250 to the EDCP. See “Non-Qualified Deferred Compensation” below. No other individual plan contributions or premiums exceeded $10,000 for any of the named executive officers. None of the named executive officers received perquisites during fiscal 2007 with an aggregate value of $10,000 or more.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning the outstanding stock options held by each named executive officer as of June 30, 2007. To date, the Corporation has not granted any stock awards or any non-equity or equity incentive plan awards that provide for payments based upon achievement of threshold, target and maximum goals. In addition, no stock options were granted to any of the named executive officers during fiscal 2007.

	Option Awards
	Number of Securities		Option	Option
	Underlying Unexercised Options		Exercise	Expiration
	Exercisable	Unexercisable	Price(1)	Date

Robert J. McCarthy, Jr.	18,000	0	$21.50	12/17/2008
	10,000	0	17.25	12/16/2009
	30,000	0	22.995	12/19/2012
Timothy G. Rubritz	6,000	0	21.50	12/17/2008
	10,000	0	22.995	12/19/2012
Gilbert A. Riazzi	3,750	0	22.995	12/19/2012
Thomas R. Ondek	3,000	0	21.50	12/17/2008
	8,000	0	22.995	12/19/2012
Gail B. Anwyll	3,000	0	21.50	12/17/2008
	8,000	0	22.995	12/19/2012

(1)	In each case, the option exercise price was based upon the fair market value of the Corporation’s common stock on the date of grant.

Option Exercises and Stock Vested

The following table sets forth certain information with respect to stock options exercised by the named executive officers during the fiscal year ended June 30, 2007. None of our executive officers held any restricted stock awards during the fiscal year ended June 30, 2007.

	Option Awards
	Number of Shares	Value Realized
Name	Acquired on Exercise	on Exercise

Robert J. McCarthy, Jr.	18,125	$286,828
Timothy G. Rubritz	0	0
Gilbert A. Riazzi	0	0
Thomas R. Ondek	4,687	66,157
Gail B. Anwyll	1,687	23,812

Non-Qualified Deferred Compensation

The following table sets forth information with respect to all non-qualified deferred compensation arrangements including the SEBP and the EDCP for the fiscal year ended June 30, 2007. Mr. Riazzi and Mrs. Anwyll do not participate in these plans.

		Executive	Registrant		Aggregate
Name &		Contri-	Contri-	Aggregate	Withdrawals/	Aggregate
Principal Position	Plan	butions(1)	butions(2)	Earnings(3)	Distributions	Balance(4)

Robert J. McCarthy, Jr.	SEBP	$0	$26,765	$21,080	$0	$785,866
	EDCP	35,300	19,250	33,871	0	1,306,235
	Deferred fees and deferred compensation(5)	0	0	75,741	0	2,833,269
Timothy G. Rubritz	SEBP	0	0	508	0	18,826
	EDCP	3,500	2,840	3,763	0	145,332
Thomas R. Ondek	EDCP	0	0	77	0	2,701

*	No other executives were eligible to participate in nonqualified deferred compensation plans.

(1)	Represents amounts deferred by the executive.

(2)	Represents either 50% matching contributions on amounts deferred by the named executives or the company discretionary profit sharing contribution made for calendar year 2006. All amounts listed in this column are included as compensation for fiscal year 2007 in the Summary Compensation Table.

(3)	Cash dividends paid on outstanding shares of the Corporation’s common stock held under the plans aggregated $127,426 for Mr. McCarthy, $3,660 for Mr. Rubritz and $60 for Mr. Ondek during fiscal 2007. Also includes other earnings. Because these earnings were neither preferential not above market, the amounts are not included in the summary compensation table.

(4)	The aggregate balances at June 30, 2007 reflect amounts allocated to the accounts of the executives since they first became participants in the plans, which were adopted in 1994. Because such amounts were primarily invested in the Corporation’s common stock, the aggregate balances also reflect accumulated dividends on the shares of common stock plus appreciation in the fair market value of the common stock. The balances at June 30, 2007 are based on the closing price of $29.71 per PFC share on June 29, 2007. The number of shares held on behalf of each named executive and the dollar value of such shares are as follows: Mr. McCarthy, 163,177 shares valued at $4,847,989, Mr. Rubritz, 5,413 shares valued at $160,820 and Mr. Ondek, 75 shares valued at $2,228. The shares held in all deferred compensation accounts are included as outstanding shares by Parkvale Financial Corporation held for the benefit of the named executives.

(5)	In the initial years of his employment with the Bank, Mr. McCarthy deferred a portion of his salary and director fees. These deferrals were elections made by Mr. McCarthy without any type of Bank or Corporation contributions. The deferrals were used to purchase Parkvale Financial Corporation stock when the Bank went public in July 1987. The accumulated shares earn dividends that are reinvested in Corporation common stock on an annual basis.

Potential Payments Upon Termination of Employment or Change in Control

Robert J. McCarthy, Jr.  The following table shows the potential payments to Robert J. McCarthy, Jr., President and Chief Executive Officer, upon an assumed termination of employment or a change in control as of June 29, 2007.

			Involuntary
			Termination
			Without Cause or
			Termination
			by the Executive	Change in
			for Good Reason	Control With	Death or
	Voluntary	Termination	Absent a Change	Termination	Disability		Retirement
Payments and Benefits	Termination	for Cause	in Control	of Employment	(j)		(k)

Accrued paid time off(a)	$21,635	$21,635	$21,635	$21,635	$21,635		$21,635
Severance payments and benefits:(b)
Cash severance(c)	—	—	2,256,188	2,256,188	1,687,500	(l)	—
Medical benefits(d)	—	—	48,922	48,922	48,922	(l)	—
Other welfare benefits(e)	—	—	12,006	12,006	12,006	(l)	—
Country club expenses(f)	—	—	26,991	26,991	26,991	(l)	—
§280G tax gross-up(g)	—	—	—	882,023	—		—
Equity awards(h)	—	—	—	—	—		—

Total payments and benefits(i)	$21,635	$21,635	$2,365,742	$3,247,765	$1,797,054		$21,635

Timothy G. Rubritz.  The following table shows the potential payments to Timothy G. Rubritz, Vice President-Treasurer of the Corporation and Senior Vice President-Treasurer of the Bank, upon an assumed termination of employment or change in control as of June 29, 2007.

			Involuntary
			Termination
			Without Cause or
			Termination
			by the Executive	Change in
			for Good Reason	Control With	Death or
	Voluntary	Termination	Absent a Change	Termination	Disability	Retirement
Payments and Benefits	Termination	for Cause	in Control	of Employment	(j)	(k)

Accrued paid time off(a)	$5,769	$5,769	$5,769	$5,769	$5,769	$5,769
Severance payments and benefits:(b)
Cash severance(c)	—	—	—	424,784	—	—
Medical benefits(d)	—	—	—	29,062	—	—
Other welfare benefits(e)	—	—	—	4,751	—	—
Country club expenses(f)	—	—	—	—	—	—
§280G tax cutback(g)	—	—	—	—	—	—
Equity awards(h)	—	—	—	—	—	—

Total payments and benefits(i)	$5,769	$5,769	$5,769	$464,366	$5,769	$5,769

Gilbert A. Riazzi.  The following table shows the potential payments to Gilbert A. Riazzi, Senior Vice President of the Bank, upon an assumed termination of employment or a change in control as of June 29, 2007.

Involuntary
Termination
Without Cause or
Termination
			by the Executive	Change in
			for Good Reason	Control With	Death or
	Voluntary	Termination	Absent a Change	Termination	Disability	Retirement
Payments and Benefits	Termination	for Cause	in Control	of Employment	(j)	(k)

Accrued paid time off(a)	$4,857	$4,857	$4,857	$4,857	$4,857	$4,857
Severance payments and benefits:(b)
Cash severance(c)	—	—	—	—	—	—
Medical benefits(d)	—	—	—	—	—	—
Other welfare benefits(e)	—	—	—	—	—	—
Country club expenses(f)	—	—	—	—	—	—
§280G tax cutback(g)	—	—	—	—	—	—
Equity awards(h)	—	—	—	—	—	—

Total payments and benefits(i)	$4,857	$4,857	$4,857	$4,857	$4,857	$4,857

Thomas R. Ondek.  The following table shows the potential payments to Thomas R. Ondek, Senior Vice President of the Bank, upon an assumed termination of employment or change in control as of June 29, 2007.

			Involuntary
			Termination
			Without Cause or
			Termination
			by the Executive	Change in
			for Good Reason	Control With	Death or
	Voluntary	Termination	Absent a Change	Termination	Disability	Retirement
Payments and Benefits	Termination	for Cause	in Control	of Employment	(j)	(k)

Accrued paid time off(a)	$5,974	$5,974	$5,974	$5,974	$5,974	$5,974
Severance payments and benefits:(b)
Cash severance(c)	—	—	—	267,842	—	—
Medical benefits(d)	—	—	—	29,062	—	—
Other welfare benefits(e)	—	—	—	3,076	—	—
Country club expenses(f)	—	—	—	—	—	—
§280G tax cutback(g)	—	—	—	—	—	—
Equity awards(h)	—	—	—	—	—	—

Total payments and benefits(i)	$5,974	$5,974	$5,974	$305,954	$5,974	$5,974

Gail B. Anwyll.  The following table shows the potential payments to Gail B. Anwyll, Senior Vice President of the Bank and Assistant Corporate Secretary of the Corporation and the Bank, upon an assumed termination of employment or a change in control as of June 29, 2007.

			Involuntary
			Termination
			Without Cause or
			Termination
			by the Executive	Change in
			for Good Reason	Control With	Death or
	Voluntary	Termination	Absent a Change	Termination	Disability	Retirement
Payments and Benefits	Termination	for Cause	in Control	of Employment	(j)	(k)

Accrued paid time off(a)	$5,066	$5,066	$5,066	$5,066	$5,066	$5,066
Severance payments and benefits:(b)
Cash severance(c)	—	—	—	259,804	—	—
Medical benefits(d)	—	—	—	23,309	—	—
Other welfare benefits(e)	—	—	—	2,981	—	—
Country club expenses(f)	—	—	—	—	—	—
§280G tax cutback(g)	—	—	—	—	—	—
Equity awards(h)	—	—	—	—	—	—

Total payments and benefits(i)	$5,066	$5,066	$5,066	$291,160	$5,066	$5,066

(a)	Paid time off is granted to each employee annually based on position and tenure. Earned but unused vacation and personal days are paid out upon termination of employment. The amounts shown represent each executive’s accrued but unused vacation and personal days as of June 29, 2007. Unused days off do not carry over from year to year and cannot be accumulated.

(b)	These severance payments and benefits are payable if the employment of Mr. McCarthy, Mr. Rubritz, Mr. Ondek or Mrs. Anwyll is terminated subsequent to a change in control either (i) by the Corporation or the Bank for any reason other than cause, disability, retirement or death or (ii) by such executives if the Corporation or the Bank takes certain adverse actions (a “good reason” termination). The severance payments and benefits are also payable if Mr. McCarthy’s employment is terminated during the term of his employment agreement under the above circumstances prior to a change in control.

(c)	In the Involuntary Termination and Change in Control columns, represents for Mr. McCarthy a lump sum amount equal to 2.99 times the sum of (a) his current base salary, (b) the highest bonus or other incentive compensation paid to him during the preceding three calendar years, (c) the average contributions by Parkvale to his accounts under the 401(k) Plan, the ESOP, the Executive Deferred Compensation Plan and the Supplemental Excess Benefit Plan for the preceding three calendar years, and (d) the average of all other components of his taxable income from Parkvale for the preceding three calendar years. In the Change in Control column, represents for each of Messrs Rubritz, Ondek and Mrs. Anwyll a lump sum amount equal to two times the executive’s current base salary and the highest bonus or other incentive compensation paid in the current or preceding calendar year. For the amount payable to Mr. McCarthy’s spouse in the event of his death, see Note (l) below.

(d)	In the Involuntary Termination and Change in Control columns, represents for Mr. McCarthy the estimated cost of providing continued medical insurance coverage for the remaining term of his employment agreement, at no cost to the executive. In the Change in Control column, represents the estimated cost of providing continued medical insurance coverage for the remaining term of the change in control agreement for each of Mr. Rubritz, Mr. Ondek and Mrs. Anwyll, in each case at no cost to the executive. The benefits under each change in control agreement will be discontinued if the executive obtains full-time employment with a subsequent employer, which provides substantially similar benefits. If the employment of Mr. McCarthy is terminated due to death or disability, continued insurance coverage will be provided as discussed in Note (l) below. The estimated costs assume the current insurance premiums or costs increase by 10% on January 1st of each year. Because the premiums could increase faster than assumed, they have not been discounted to present value.

(e)	In the Involuntary Termination and Change in Control columns, represents for Mr. McCarthy the estimated cost of providing continued life, accident and long-term disability insurance coverage for the remaining term of his employment agreement, at no cost to the executive. In the Change in Control column, represents the estimated cost of providing continued life, accident and long-term disability insurance coverage for the remaining term of the change in control agreement for each of Mr. Rubritz, Mr. Ondek and Mrs. Anwyll, in each case at no cost to the executive. The benefits under each change in control agreement will be discontinued if the executive obtains full-time employment with a subsequent employer, which provides substantially similar benefits. If the employment of Mr. McCarthy is terminated due to disability or retirement, continued life, accident and long-term disability insurance coverage will be provided as discussed in Note (l) below. The estimated costs assume the current insurance premiums or costs increase by 10% on January 1st of each year. Because the premiums could increase faster than assumed, they have not been discounted to present value.

(f)	Represents the estimated costs of paying country club related expenses for Mr. McCarthy for the remaining term of his employment agreement. The amount has not been discounted to present value.

(g)	If the parachute amounts associated with the payments and benefits to Mr. McCarthy in the Change in Control column equal or exceed 105% of three times his average taxable income for the five years ended December 31, 2006, they would be subject to a 20% excise tax. In such event, the Corporation has agreed in its employment agreement with Mr. McCarthy to pay the 20% excise tax and the additional federal, state and local income taxes and excise taxes on such reimbursement in order to place him in the same after-tax position he would have been in if the excise tax had not been imposed. If the parachute amounts associated with the payments and benefits to each of Mr. Rubritz, Mr. Ondek and Mrs. Anwyll equal or exceed three times the executive’s average taxable income for the five years ended December 31, 2006, then such payments and benefits in the event of a change of control will be reduced by the minimum amount necessary so that they do not trigger the 20% excise tax that would otherwise be imposed. Based on the assumption that a change in control occurred on June 29, 2007, the only executive who exceeded his Section 280G threshold was Mr. McCarthy. If a change in control was to occur, the Corporation believes that the Section 280G gross-up payments could be reduced or even eliminated if the timing of the change in control permitted tax planning to be done.

(h)	All outstanding stock options are fully vested. The vested stock options held by each of Messrs. McCarthy, Rubritz, Ondek, Riazzi and Mrs. Anwyll had a value of approximately $473,800, $116,400, $78,400, $25,200, and $78,400, respectively, based on the June 29, 2007 closing price of $29.71 per share. Such value can be obtained in the event of termination due to voluntary termination, death, disability, retirement or cause only if the executive actually exercises the vested options in the manner provided for by the relevant option plan and subsequently sells the shares received for $29.71 per share. In the event of a termination of employment, each executive (or his or her estate in the event of death) will have the right to exercise vested stock options for the period specified in his or her option grant agreement. The Corporation has not granted any restricted stock awards.

(i)	Does not include the value of the vested benefits to be paid under our 401(k) plan, ESOP, Executive Deferred Compensation Plan and Supplemental Executive Benefit Plan. See the table under “- Non-Qualified Deferred Compensation” above. Also does not include the value of vested stock options set forth in Note (h) above, earned but unpaid salary and reimbursable expenses.

(j)	If the employment of Messrs. McCarthy, Rubritz, Ondek, Riazzi and Mrs. Anwyll had been terminated due to disability as of June 29, 2007, each executive would have received continuation of their base salary beginning on the 31st day of the disability until up to 90 days after the date of disability based on his or her tenure. If the disability continued beyond 90 days, each executive would be entitled to receive long-term disability benefits of 66 2/3% of their gross monthly income, subject to a benefit cap of $10,000 per month, for as long as the executive remains disabled, up to age 65.

(k)	In addition to the amounts listed, the named executive officers are participants in the Parkvale 401(k) Plan and the Employee Stock Ownership Plan, which are defined contribution plans with separate accounts established for all qualifying employees who have met eligibility requirements. For the amounts payable under non-qualified plans, see“Non-Qualified Deferred Compensation” above. No other retirement benefits are available to the named executives not otherwise listed in the accompanying tables.

(l)	If the employment of Mr. McCarthy is terminated due to disability, the Corporation and the Bank will provide continued participation in all employee benefit plans and arrangements (including medical, life and disability coverage), automobile and country club benefits for the remaining term of the employment agreement or until Mr. McCarthy’s death, whichever occurs first. In addition, the Corporation and the Bank will pay Mr. McCarthy his base salary reduced by the sum of (i) any amounts payable under any disability plan, and (ii) any disability benefits payable under a governmental regulated plan. If Mr. McCarthy’s employment is terminated due to death, his spouse will be entitled to receive his base salary ($375,000 per year) and continued medical, dental and hospitalization coverage for one year. In each case, the executive (or his spouse or dependents in the event of death) will pay the employee share of the premium costs. The estimated costs assume the current insurance premiums or costs increase by 10% on each January 1 and have not been discounted to present value.

Related Party Transactions

During fiscal 2007, Parkvale Bank has had, and expects to have in the future, banking transactions in the ordinary course of business with its directors and officers, and other related parties. These transactions have been made on substantially the same terms, including interest rates, collateral, and repayment terms, as those prevailing at the same time for comparable transactions with affiliated parties. The extension of credit to these persons have not and do not currently involve more than the normal risk of collectability or present other unfavorable features. None of these loans or other extensions of credit are disclosed as non-accrual, past due, restructured or potential problem loans. The aggregate amount of these loans was less than 5% of total shareholders’ equity at June 30, 2007.

The Board of Directors is required to review and approve all related party transactions, as described in Item 404 of Regulation S-K of the SEC’s rules. To the extent such transactions are ongoing business relationships with Parkvale Financial Corporation or Parkvale Bank, such transactions are reviewed annually and such relationships shall be on terms not materially less favorable than what would be usual and customary in similar transactions between unrelated persons dealing at arm’s length.

Audit-Finance Committee Interlocks and Insider Participation

No person who served as a full member of the Audit-Finance Committee during fiscal year 2007 was a current or former officer or employee of Parkvale Financial Corporation or Parkvale Bank or engaged in certain transactions with Parkvale Financial Corporation or Parkvale Bank required to be disclosed by regulations of the SEC. Additionally, there were no “interlocks” during fiscal 2007, which generally means that no executive officer of Parkvale Financial Corporation served as a director or a member of a committee regarding compensation of another entity, one of whose officers served as a director or member of the Audit-Finance Committee of Parkvale Financial Corporation.

REPORT OF THE AUDIT-FINANCE COMMITTEE

The Audit-Finance Committee has reviewed and discussed Parkvale Financial Corporation’s audited financial statements with management. The Audit-Finance Committee has discussed with Parkvale Financial Corporation’s independent registered public accounting firm, Parente Randolph, LLC, the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended by SAS No. 90, “Audit Committee Communications.”

The Audit-Finance Committee has received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees” and has discussed with Parente Randolph, LLC, the independent registered public accounting firm’s independence. Based on the review and discussions referred to above in this report, the Audit-Finance Committee recommended to the Board of Directors that the audited financial statements be included in Parkvale Financial Corporation’s Annual Report on Form 10-K for fiscal year 2007 for filing with the Securities and Exchange Commission.

In addition, the functions of the Parkvale Financial Corporation’s Audit-Finance Committee include the following:

•	selecting Parkvale Financial Corporation’s independent registered public accounting firm;

•	reviewing with management and Parkvale Financial Corporation’s independent registered public accounting firm the financial statements issued pursuant to federal regulatory requirements;

•	meeting with the independent registered public accounting firm to review the scope of audit services, significant account changes and audit conclusions regarding significant accounting estimates;

•	assessing compliance with laws and regulations and overseeing the internal audit function; and

•	performing all additional duties assigned by the Board of Directors.

Members of the Audit-Finance Committee

Fred P. Burger, Jr. Chairman
Andrea F. Fitting
Patrick J. Minnock

PROPOSAL TO AMEND OUR ARTICLES OF INCORPORATION TO PROVIDE FOR THE ISSUANCE OF UNCERTIFICATED SHARES (Proposal Two)

In August 2006, the Securities and Exchange Commission approved rule filings by NASDAQ, the New York Stock Exchange, and the American Stock Exchange, which require all listed issues to be eligible by January 1, 2008 for the Direct Registration System (“DRS”) administered by the Depository Trust Company. The Direct Registration System is a service within the securities industry that allows companies to issue shares in book entry form. DRS shares can be moved electronically between brokers and transfer agents through a secure, closed-end network administered by the Depository Trust Company. The Direct Registration System has been used by a growing number of public companies since its inception in 1996.

Because the Corporation’s common stock is listed on the NASDAQ Stock Exchange, the Corporation must have the ability to issue uncertificated shares and certify such ability to NASDAQ no later than January 1, 2008 in order for the Corporation’s common stock to remain eligible for listing on NASDAQ. The Pennsylvania Business Corporation Law provides that shareholders are entitled to receive a stock certificate representing the shares owned by the shareholder, unless the issuer’s articles of incorporation otherwise provide.

Our Articles of Incorporation are currently silent with respect to the use of stock certificates. Article VII, Section 1 of our Bylaws provides that stock certificates shall be in such form as the Board of Directors may from time to time determine. In order to comply with the new NASDAQ requirements, the Corporation must amend its Articles of Incorporation to permit its common stock to be issued in book entry form rather than being represented by a stock certificate. The Board of Directors has adopted an amendment to the Articles of Incorporation to add a new Section 4 at the end of Article VII, with the new section to read in its entirety as follows:

“Section 4. The Board of Directors may provide by resolution or resolutions that any or all classes and series of shares, or any part thereof, of the Corporation shall be uncertificated shares, except that such a provision shall not apply to shares represented by a certificate until the certificate is surrendered to the Corporation or its transfer agent. Within a reasonable time after the issuance or transfer of uncertificated shares, the Corporation shall send to the registered owner thereof any written notice required by applicable law. Except as otherwise expressly provided by law, the rights and obligations of the holders of shares represented by certificates and the rights and obligations of the holders of uncertificated shares of the same class and series shall be identical.”

The amendment to the Articles of Incorporation only permits the use of uncertificated shares and does not require the use of uncertificated shares. Shareholders who currently hold stock certificates will not be required to surrender their existing stock certificates if the amendment is adopted. The Board of Directors has not yet determined whether to use uncertificated shares in the future. Shareholders of the Corporation may benefit from the implementation of uncertificated shares eligible to participate in the Direct Registration System in various ways, including:

•	Increased efficiency of transfers and sales;

•	Increased trading flexibility — shareholders can trade at any time and not risk “missing the market” because of delays possibly associated with the handling of physical certificates;

•	Reduced lost or stolen certificates and replacement fees; and/or

•	Reduced risk of fraudulent presentation of previously cancelled certificates.

The Corporation may obtain some or all of the following benefits upon eliminating the need for physical stock certificates, including:

•	Reduced costs for printing, storage, insurance, postage and envelopes to mail certificates to shareholders;

•	Reduced risk of previously cancelled certificates being fraudulently presented as valid instruments, which minimizes risk for the Corporation, brokers and shareholders;

•	Reduced time and expenses associated with the research and processing of un-exchanged certificates from previous corporate actions; and/or

•	Reduced costs attributable to lost certificate processing and related shareholder inquires and correspondence.

For all of the above reasons, the Board believes that allowing for the issuance of uncertificated shares is in the best interests of the Corporation and its shareholders and that the failure to obtain the ability to issue uncertificated shares could jeopardize the Corporation’s ability to maintain the listing of its shares of common stock on NASDAQ. Accordingly, the Board recommends that shareholders approve the proposed amendment to Article VII of the Article of Incorporation.

Vote Required

The affirmative vote of the holders of at least a majority of the issued and outstanding shares of the common stock of the Corporation is necessary to adopt the proposal to amend the Articles of Incorporation to provide for the issuance of uncertificated shares of stock. Proxies will be voted in favor of the resolution unless otherwise instructed by the shareholder. Abstentions and any shares not voted by brokers and other entities holding shares on behalf of the beneficial owners will have the same effect as votes cast against the amendment.

The Board of Directors recommends a vote FOR the adoption of the amendment to the Corporation’s Articles of Incorporation to provide for the issuance of uncertificated shares.

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM (Proposal Three)

The Audit Committee of the Board of Directors of Parkvale Financial Corporation has appointed Parente Randolph, LLC, an independent registered public accounting firm, to perform the audit of our financial statements for the year ending June 30, 2008, and further directed that the selection of Parente Randolph, LLC be submitted for ratification by the shareholders at the annual meeting.

We have been advised by Parente Randolph, LLC that neither that firm nor any of its associates has any relationship with Parkvale Financial Corporation or its subsidiaries other than the usual relationship that exists between independent registered public accounting firms and clients. Parente Randolph, LLC will have one or more representatives at the annual meeting who will have an opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions.

In determining whether to appoint Parente Randolph, LLC as our independent registered public accounting firm, our Audit-Finance Committee considered whether the provision of services, other than auditing services, by Parente Randolph, LLC is compatible with maintaining the firm’s independence. In addition to performing auditing services as well as reviewing Parkvale Financial Corporation’s public filings, our independent registered public accounting firm has performed tax-related services, including the completion of Parkvale Financial Corporation’s corporate tax returns, since fiscal 2004. The Audit-Finance Committee believes that Parente Randolph’s performance of these other services is compatible with maintaining the independent registered public accounting firm’s independence.

The Board of Directors recommends that you vote FOR the ratification of the appointment of Parente Randolph, LLC as our independent registered public accounting firm for the fiscal year ending June 30, 2008.

Audit and Other Fees

The following table sets forth the aggregate fees paid by us to Parente Randolph, LLC for professional services rendered by Parente Randolph, LLC in connection with the audit of Parkvale Financial Corporation’s consolidated financial statements for fiscal 2007, 2006, and 2005, as well as the fees paid by us to Parente Randolph, LLC for audit-related services, tax services and all other services rendered by Parente Randolph, LLC to us during fiscal 2007, 2006 and 2005.

	Year Ended June 30,
	2007	2006	2005

Audit Fees(1)	$107,500	$103,000	$122,100
Audit-related fees(2)	7,300	7,000	6,600
Tax fees(3)	11,300	11,000	13,650
All other fees	—	—	—

Total	$126,100	$121,000	$142,350

(1)	Audit fees consist of fees incurred in connection with the audit of our annual financial statements and the review of the interim financial statements included in our quarterly reports filed with the Securities and Exchange Commission, as well as work generally only the independent registered public accountant can reasonably expect to provide, such as statutory audits, consents and assistance with and review of documents filed with the Securities and Exchange Commission.

(2)	Audit-related fees primarily consist of fees incurred in connection with the audit of certain benefit plans.

(3)	Tax fees primarily consist of fees incurred in connection with the preparation of state and federal tax returns.

As provided in its charter, the Audit-Finance Committee selects our independent registered public accounting firm and pre-approves all audit services to be provided by the independent registered public accounting firm to Parkvale Financial Corporation. The Audit Committee also reviews and pre-approves all audit related and non-audit related services rendered by our independent registered public accounting firm in accordance with the Audit-Finance Committee’s charter. In its review of these services and related fees and terms, the Audit-Finance Committee considers, among other things, the possible effect of the performance of such services on the independence of our independent registered public accounting firm. The Audit — Finance Committee pre-approves certain audit-related services and certain non-audit related tax services, which are specifically described by the Audit-Finance Committee on an annual basis and separately approves other individual engagements as necessary.

During fiscal 2007, each new engagement of Parente Randolph, LLC was approved in advance by the Audit-Finance Committee, and none of those engagements made use of the de minimis exception to pre-approval contained in the Securities and Exchange Commission rules.

SHAREHOLDER PROPOSALS, NOMINATIONS AND COMMUNICATIONS
WITH THE BOARD OF DIRECTORS

Shareholder Proposals.  Any proposal which a shareholder wishes to have included in the proxy materials of Parkvale Financial Corporation relating to the next annual meeting of shareholders of Parkvale Financial Corporation, which is currently expected to be held in October 2008, must be received at the principal executive offices of Parkvale Financial Corporation, 4220 William Penn Highway, Monroeville, Pennsylvania 15146, Attention: Deborah M. Cardillo, Corporate Secretary, no later than May 20, 2008. If such proposal is in compliance with all of the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended, it will be included in the Proxy Statement and set forth on the form of proxy issued for such annual meeting of shareholders. It is urged that any such proposals be sent certified mail, return receipt requested.

Shareholder proposals which are not submitted for inclusion in Parkvale Financial Corporation’s proxy materials pursuant to Rule 14a-8 may be brought before an annual meeting pursuant to Article III, Section 8 of Parkvale Financial Corporation’s Bylaws. Notice of the proposal must also be given in writing and delivered to, or mailed and received at, our principal executive offices at least 30 days prior to the date of the Annual Meeting. The notice must include the information required by Article III, Section 8 of our Bylaws.

Shareholder Nominations.  Our Bylaws provide that, all nominations for election to the Board of Directors, other than those made by the Board or the Nominating Committee thereof, shall be made by a shareholder who has complied with the notice provisions in the Bylaws. Written notice of a shareholder nomination generally must be communicated to the attention of the Corporate Secretary at least 30 days prior to the date of the Annual Meeting. Each written notice of a shareholder nomination is required to set forth certain information specified in Article IV, Section 3 of Parkvale Financial Corporation’s Bylaws. We did not receive any shareholder nominations with respect to this annual meeting.

Other Shareholder Communications.  Our Board of Directors has adopted a formal process by which shareholders may communicate with the Board. Shareholders who wish to communicate with our Board of Directors may do so by sending written communications addressed to the Board of Directors of Parkvale Financial Corporation, c/o Deborah M. Cardillo, Corporate Secretary, 4220 William Penn Highway, Monroeville, Pennsylvania 15146.

ANNUAL REPORTS

A copy of our Annual Report to Shareholders for the year ended June 30, 2007 accompanies this Proxy Statement. Such report is not part of the proxy solicitation materials.

Upon receipt of a written request, we will furnish to any shareholder a copy of our Annual Report on Form 10-K for the year ended June 30, 2007 and the exhibits to the Annual Report on Form 10-K. Such written requests should be directed to Ms. Deborah M. Cardillo, Corporate Secretary, Parkvale Financial Corporation, 4220 William Penn Highway, Monroeville, Pennsylvania 15146. A copy of the Annual Report on Form 10-K and exhibits is also available on our website at www.parkvale.com under “Financial Information”.

OTHER MATTERS

Management is not aware of any business to come before the annual meeting other than the matters described above in this Proxy Statement. However, if any other matters should properly come before the meeting, it is intended that the proxies solicited hereby will be voted with respect to those other matters in accordance with the judgment of the persons voting the proxies.

The cost of the solicitation of proxies will be borne by Parkvale Financial Corporation. The Corporation will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending the proxy materials to the beneficial owners of Parkvale Financial Corporation’s common stock. In addition to solicitations by mail, directors, officers and employees of the Corporation may solicit proxies personally without additional compensation.

BY ORDER OF THE BOARD OF DIRECTORS

Deborah M. Cardillo
Corporate Secretary

☒	PLEASE MARK VOTES	REVOCABLE PROXY
	AS IN THIS EXAMPLE	PARKVALE FINANCIAL CORPORATION
PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
Solicited on Behalf of the Board of Directors
     The undersigned, being a stockholder of the Corporation, hereby authorizes the Board of Directors of the Corporation as proxies with full powers of substitution to represent the undersigned at the Annual Meeting of Stockholders of the Corporation to be held at the Pittsburgh Athletic Association, 4215 Fifth Avenue, Pittsburgh, Pennsylvania, 15213 on October 25, 2007, at 10:00 a.m. Eastern Time, and at any adjournment of said meeting, and thereat to act with respect to all votes that the undersigned would be entitled to cast if then personally present on all proposals coming before the meeting.
     This proxy may be revoked at any time before it is exercised.

Please be sure to sign and date	Date
this Proxy in the box below.

Shareholder sign above	Co-holder (if any) sign above

			With-	For All
		For	hold	Except
1.	Election of Directors:	☐	☐	☐
Nominees:
Robert J. McCarthy, Jr.
Patrick J. Minnock

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.

		For	Against	Abstain
2.	Appointment of Parente Randolph, LLC as the Corporation’s independent auditors for fiscal 2008.	☐	☐	☐

		For	Against	Abstain
3.	Amendment of the Articles of Incorporation to permit issuance of shares in “Book Entry” Form.	☐	☐	☐

4.	In the proxies’ discretion, upon such other business as may properly come before the meeting

    Share of Common Stock of the Corporation will be voted as specified. If this proxy is signed and returned but no specification is made, shares will be voted “FOR” the election of the Board of Directors, nominees to the Board of Directors and “FOR” the appointment of Parente Randolph, LLC.

    Please sign exactly as name appears on this proxy card. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

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▲	Detach above card, sign, date and mail in postage paid envelope provided.	▲
PARKVALE FINANCIAL CORPORATION
PLEASE ACT PROMPTLY — SIGN, DATE & MAIL YOUR PROXY CARD TODAY

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.